October 13, 2017

Kelly M. Carroll
The Bank of New York Mellon
135 Santilli Highway
Everett, MA 02149

Re:	Custody Agreement – Additional Fund

Dear Ms. Carroll:

Pursuant to Section 10.12 and/or 10.13 of the Custody Agreement dated as of January 1, 2011 between each investment company listed on Schedule 1 thereto and The Bank of New York Mellon (the “Custodian”), please be advised that the following investment company desires to have the Custodian render services under the terms of the Agreement as custodian as of the effective date indicated:

Effective Date
Dreyfus Alcentra Global Credit Income 2024	8/31/2017
Target Term Fund, Inc.

Enclosed please find Schedule 1 to the Agreement revised to reflect the addition of this new investment company.

We are also enclosing the Custody Services Fee Schedule dated October 1, 2017, revised to reflect the addition of the new fund.

Please indicate the agreement of The Bank of New York Mellon by having an authorized representative sign and date this letter and return it to the undersigned.

Sincerely,

/s/ Maureen E. Kane
Maureen E. Kane
Vice President
The Dreyfus Family of Funds

Agreed to by The Bank of New York Mellon

By:	/s/ Kelly Carroll	Date: October 14, 2017
Title:	Vice President